Exhibit 99.1
Excerpts from Preliminary Offering Circular dated March 10, 2014
Recent Developments
Pending Acquisition. On February 3, 2014, newly formed subsidiaries of Post entered into a Stock and Asset Purchase Agreement and an Intellectual Property Purchase Agreement with certain subsidiaries of Nestlé S.A. Under these agreements, we have agreed to acquire substantially all the assets that are used by Nestlé in the business of manufacturing, marketing, distributing and selling PowerBar and Musashi branded premium bars, powders and gel products. The acquisition includes the assumption of certain operating liabilities related to the business being acquired. Post has unconditionally guaranteed Buyer's obligations under the stock and asset purchase agreement and the intellectual property purchase agreement.
At the closing of the acquisition, we will pay a cash purchase price of $150.0 million, subject to purchase price adjustments related to inventory in the United States and Australia and net working capital in Germany, less $5.0 million as a credit for the working capital requirements of the business we are acquiring. We currently expect the transaction to close in our fiscal third quarter. The stock and asset purchase agreement may be terminated by mutual consent of the parties and under certain other circumstances, including if the closing of the acquisition has not occurred prior to November 3, 2014, subject to extension under certain limited circumstances. For the twelve months ended October 31, 2013 (the most recent date for which financial information is available), we estimate that the PowerBar and Musashi businesses had aggregate net sales of $169.0 million.
The estimated net sales of the PowerBar and Musashi business is based on available financial data derived from the books and records of the business. The financial data for the PowerBar and Musashi business reflects performance under the business's prior ownership group and may not be indicative of the operating results that can be obtained under our cost structure. Further, the financial data for the PowerBar and Musashi business has not been audited or reviewed by our independent auditor or any other auditors. The future performance or results of the PowerBar and Musashi business as a subsidiary of Post may be materially different from past performance or results. We encourage investors not to place undue reliance on the above financial data for the business.
Recently Completed Acquisitions.
Dakota Growers Pasta Company, Inc. Effective January 1, 2014, we completed our acquisition of all of the stock of Agricore United Holdings Inc. (which we refer to as “Agricore”). Agricore is the parent company of Dakota Growers. The purchase price for the transaction was $370.0 million in cash, subject to a working capital adjustment, which resulted in a payment at closing of approximately $366.2 million, and was funded through our existing cash resources. As part of the acquisition, we also acquired the durum wheat inventory held by Viterra, Inc. for the Dakota Growers business. For its fiscal year ended October 31, 2013, Agricore had net revenues of $283.1 million and Adjusted EBITDA of $40.1 million.
Golden Boy Foods Ltd. Effective February 1, 2014, we completed our acquisition of Golden Boy Foods Ltd., a manufacturer of private label peanut and other nut butters, as well as dried fruits and snacking nuts. The purchase price for the transaction was CAD $320.0 million in cash, subject to a working capital adjustment, which resulted in a payment at closing of approximately CAD $321.1 million, and was funded through our existing cash resources. For the twelve months ended December 31, 2013, we estimate that Golden Boy had net sales of CAD $237.8 million and Adjusted EBITDA of CAD $35.5 million. The financial information presented above for Golden Boy was prepared by its management in accordance with Canadian generally accepted accounting principles for private enterprises and therefore may not be entirely comparable to our financial information.
Dymatize Enterprises, LLC. Effective February 1, 2014, we completed our acquisition of Dymatize. The purchase price for the transaction was $380.0 million in cash, subject to a working capital adjustment, which resulted in a payment at closing of approximately $392.5 million, and was funded through our existing cash resources. Additional consideration up to $17.5 million is contingent upon Dymatize achieving certain profit targets in calendar year 2014. For the twelve months ended December 31, 2013, we estimate that Dymatize had net sales of $196.0 million and Adjusted EBITDA of $30.2 million.
The net revenues and Adjusted EBITDA for Agricore, the parent company of Dakota Growers, were derived from the audited consolidated and combined carve-out financial statements of Agricore for its fiscal year ended October 31, 2013. The estimated net sales and Adjusted EBITDA of Golden Boy and Dymatize are based on available financial data derived from the books and records of each business. The financial data for Agricore and the estimates for Golden Boy and Dymatize reflect performance under each business’s prior parent company or ownership group and may not be indicative of the operating results that can be obtained under our cost structure. Further, the financial data for Golden Boy and Dymatize have not been audited or reviewed by our independent auditor or any other auditors. The future performance or results of Dakota Growers, Golden Boy and Dymatize as subsidiaries of Post may be materially different from past performance or results. We encourage investors not to place undue reliance on the above financial data for these businesses.

For a reconciliation of Adjusted EBITDA for Dakota, Golden Boy and Dymatize to earnings before income taxes, please see the reconciliation tables under “Additional Reconciliations of Non-GAAP Measures.” The amounts presented in the reconciliations for Golden Boy and Dymatize are estimates based on the available financial data for each business, as further described above.
New Secured Credit Facility. On January 29, 2014, we entered into a credit agreement with certain institutions that are or become lenders under the agreement, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, Barclays Bank PLC, as syndication agent, Credit Suisse AG, Cayman Islands Branch and Goldman Sachs Bank USA, as documentation agents, and Wells Fargo Bank, National Association, as administrative agent for the lenders. The credit agreement provides for a revolving credit facility in an aggregate principal amount of $300.0 million and potential incremental revolving and term facilities at our request and at the discretion of the lenders, on terms to be determined and in a maximum aggregate amount not to exceed the greater of $300.0 million and an amount such that our pro forma senior secured leverage ratio would not exceed 2.50 to 1.00. Our obligations under the credit agreement are unconditionally guaranteed by our existing and subsequently acquired or organized domestic subsidiaries and are secured by security interests on substantially all of the assets of us and the subsidiary guarantors, except for real property, which will be added to the collateral if we incur additional debt in excess of $150.0 million under the credit agreement. We intend to use the proceeds of loans under the credit agreement for general corporate purposes, which may include, among other things, our pending acquisitions or future acquisition opportunities, working capital and capital expenditures. The outstanding amounts under the revolving credit facility must be repaid on or before January 29, 2019. As of the date of this offering circular, we have no borrowings outstanding under the credit agreement.
Concurrent Offering of Common Stock. In order to provide us with additional sources of liquidity, including financing for any additional acquisition opportunities, we intend to issue shares of our common stock in a concurrent registered public offering. We expect to offer approximately 4.0 million shares of our common stock which, based on the closing price of our common stock on the NYSE on March 7, 2014, would generate approximately $237.8 million of gross proceeds. However, the aggregate amount of the offering, as well as the price at which the shares of common stock would be sold, will be subject to market conditions, and there can be no assurance that we will be able to issue any common stock on terms and conditions acceptable to us. This offering is not contingent on the consummation of any offering of common stock.
Revised Outlook for Fiscal Year 2014
Our reported Adjusted EBITDA for fiscal 2014 (excluding any contribution from the pending PowerBar and Musashi acquisition) will be lower than Pro Forma Adjusted EBITDA for the twelve months ended December 31, 2013. The operating results for the Dakota Growers, Dymatize and Golden Boy acquisitions will not be included in our results of operations for all of fiscal 2014 (Dakota was acquired on January 1, 2014 and Dymatize and Golden Boy were acquired on February 1, 2014). Additionally, certain operational issues have negatively impacted our expectation for fiscal 2014 results. These operational issues include:

•
We have experienced elevated costs supporting M&A activity, primarily consisting of increased audit fees for pending or completed acquisitions, due diligence fees on abandoned acquisitions, outside service fees related to IT integrations, and increased headcount to support a larger footprint. Management will continue to prioritize investment in integration and additional M&A over near-term profit targets;

•
As expected, in late 2013 and early 2014, Dakota Growers lost certain ingredient customers who insourced manufacturing of their ingredients. The replacement of volume is developing more slowly than expected. Management believes Dakota Growers has a strong pipeline of business development opportunities. Some are under contract, and some are in late stage discussions. Management expects Dakota Growers to return to historical volume levels in 2015;

•
Post management has seen ongoing softness in the RTE cereal category in Post's second fiscal quarter, resulting in a revision to the outlook for the Post Foods business for fiscal 2014. Management believes the RTE cereal category will return to a single digit growth rate in 2015.

We also expect these operational issues to impact our second quarter results. As a result of these operational issues, on March 10, 2014, we reduced our previously announced guidance for fiscal 2014.
We believe that overall food sector consolidation will continue to accelerate, as cash flows of potential targets remain attractive and stable. We believe that the industries within the core categories we target remain fragmented, and that the pipeline of actionable acquisition targets will continue to be robust. We are currently evaluating multiple acquisition opportunities across each of our product categories, consistent with our stated M&A strategy.

Summary Historical Financial Information
The following tables set forth certain summary historical condensed consolidated financial data for each of the fiscal years in the three-year period ended September 30, 2013 and for the three months ended December 31, 2012 and 2013. The summary historical financial data set forth below should be read in conjunction with: (i) the sections entitled “Use of Proceeds” and “Capitalization,” each of which are contained elsewhere in this offering circular; (ii) the audited consolidated financial statements and the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC and incorporated by reference in this offering circular; and (iii) the unaudited condensed consolidated financial statements and the notes thereto, and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2013, filed with the SEC and incorporated by reference in this offering circular.
The summary historical condensed consolidated financial data for each of the fiscal years in the three-year period ended September 30, 2013 have been derived from Post’s audited consolidated financial statements. The summary unaudited historical condensed consolidated financial data for the three months ended December 31, 2013 and 2012 have been derived from Post’s unaudited condensed consolidated financial statements, and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such information. The financial data presented for the interim periods are not necessarily indicative of the results for the full fiscal year.
The summary unaudited historical consolidated financial data for the twelve months ended December 31, 2013 were calculated by subtracting the summary historical consolidated financial information for three months ended December 31, 2012 from the summary historical consolidated financial information for the year ended September 30, 2013, and then adding the summary historical consolidated financial information for the three months ended December 31, 2013.

	Year Ended September 30,			Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2013	2012	2013	2013
Statements of Operations Data:
Net sales	$968.2	$958.9	$1,034.1	$236.9	$297.0	$1,094.2
Cost of goods sold(1)	(516.6)	(530.0)	(609.2)	(131.2)	(182.5)	(660.5)
Gross profit	451.6	428.9	424.9	105.7	114.5	433.7
Selling, general and administrative expenses(2)	(239.5)	(274.5)	(294.4)	(72.1)	(83.0)	(305.3)
Amortization of intangible assets	(12.6)	(12.6)	(14.6)	(3.2)	(5.7)	(17.1)
Impairment of goodwill and other intangible assets(3)	(566.5)	—	(2.9)	—	—	(2.9)
Restructuring expense(4)	—	—	(3.8)	—	(0.5)	(4.3)
Other operating expenses, net	(1.6)	(2.7)	(1.4)	(0.1)	(0.1)	(1.4)
Operating profit (loss)	(368.6)	139.1	107.8	30.3	25.2	102.7
Interest expense(5)	(51.5)	(60.3)	(85.5)	(19.2)	(29.0)	(95.3)
Other (expense) income	(10.5)	1.6	—	—	—	—
(Loss) earnings before income taxes	(430.6)	80.4	22.3	11.1	(3.8)	7.4
Income tax benefit (provision)	6.3	(30.5)	(7.1)	(3.5)	1.4	(2.2)
Net (loss) earnings	(424.3)	49.9	15.2	7.6	(2.4)	5.2
Preferred stock dividends	—	—	(5.4)	—	(2.6)	(8.0)
Net (loss) earnings available to common stockholders	$(424.3)	$49.9	$9.8	$7.6	$(5.0)	$(2.8)

	Year Ended September 30,			Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2013	2012	2013	2013
Statements of Cash Flow Data:
Depreciation and amortization	$58.7	$63.2	$76.8	$16.2	$21.1	$81.7
Cash provided (used) by:
Operating activities	143.8	144.0	119.2	23.6	24.9	120.5
Investing activities	(14.9)	(30.9)	(423.8)	(14.2)	(345.7)	(755.3)
Financing activities	(132.1)	(57.1)	648.8	243.4	804.6	1,210.0
Other Financial Data:
Cash paid or advanced for business acquisitions, net of cash acquired(6)	$—	$—	$352.9	$—	$366.2	$719.1
Capital expenditures	14.9	30.9	32.8	5.0	16.5	44.3
EBITDA(7)	(309.9)	202.3	184.6	46.5	46.3	184.4
Adjusted EBITDA(8)	248.9	214.6	216.7	52.5	55.9	220.1
Pro Forma Adjusted EBITDA(9)						$345.9
Net Debt (as adjusted), as of the last day of the period (10)						1,455.0
Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA(11)						4.2 x

	September 30,		December 31,
	2012	2013	2013
Balance Sheet Data:
Cash and cash equivalents	$58.2	$402.0	$884.9
Working capital, excluding cash and cash equivalents and restricted cash	25.1	82.0	77.5
Total assets	2,732.3	3,473.8	4,289.1
Long-term debt, including current portion(12)	945.6	1,408.6	1,932.9
Other non-current liabilities	129.2	116.3	117.0
Total equity	1,231.5	1,498.6	1,785.7
___________

(1)
In the three months ended December 31, 2013 and 2012 and the years ended September 30, 2013, 2012 and 2011, Post incurred a net pretax gain (loss) of $0.9 million, $(0.7) million, $(0.9) million, $(0.3) million and $(7.1) million, respectively, on economic hedges which did not meet the criteria for cash flow hedge accounting. For more information, see Note 12 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and Note 9 of “Notes to Condensed Consolidated Financial Statements (Unaudited)” in Post’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, each as filed with the SEC and incorporated by reference in this offering circular.

(2)
In the three months ended December 31, 2013 and 2012 and the years ended September 30, 2013, 2012 and 2011, Post incurred $0.2 million, $2.8 million, $8.9 million, $12.5 million and $2.8 million, respectively, of costs reported in selling, general and administrative expense related to the separation of Post from Ralcorp and Post’s transition into a separate stand-alone entity. For more information, see Note 19 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements, contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and Note 14 of “Notes to Condensed Consolidated Financial Statements (Unaudited)” in Post’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, each as filed with the SEC and incorporated by reference in this offering circular.

(3)
For information about the impairment of goodwill and other intangible assets, see “Critical Accounting Policies and Estimates” and Notes 2 and 6 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC and incorporated by reference in this offering circular.

(4)
In April 2013, Post announced management’s decision to close our manufacturing facility located in Modesto, California as part of a cost savings and capacity rationalization effort. The transfer of production capabilities and closure of the facility are expected to be completed by September 2014. See Note 4 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements, contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and Note 2 of “Notes to Condensed Consolidated Financial Statements (Unaudited)” in Post’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, each as filed with the SEC and incorporated by reference in this offering circular, for further discussion of restructuring expenses.

(5)
For periods prior to Post’s separation from Ralcorp on February 3, 2012, interest expense represents intercompany interest expense related to debt obligations assumed by Ralcorp from Kraft in the August 2008 acquisition of Post and other intercompany notes. As part of the separation transaction, Post settled all intercompany debt with Ralcorp. At the time of the separation and thereafter, Post has incurred new indebtedness with a book value as of December 31, 2013 totaling approximately $1,932.9 million. See Note 14 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and Note 12 in “Notes to Condensed Consolidated Financial Statements (Unaudited)” contained in Post’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, each as filed with the SEC and incorporated by reference in this offering circular, for further discussion of long-term debt.

(6)
In December 2012, Post completed its acquisition of the assets of Attune Foods, Inc. In May 2013, Post completed its acquisition of certain assets of the Hearthside Food Solutions private label and branded cereal granola and snacks businesses. In September 2013, Post completed its acquisition of Premier Nutrition Corporation. In December 2013, Post advanced funds for the acquisition of Dakota Growers Pasta Company, Inc. The acquisition was effective January 1, 2014. The amount included in cash paid or advanced for business acquisitions, net of cash acquired reflects the cash consideration paid or advanced for these businesses less any cash acquired in the transactions. See Note 5 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and Note 3 in “Notes to Condensed Consolidated Financial Statements (Unaudited)” contained in Post’s

Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, each as filed with the SEC and incorporated by reference in this offering circular, for further discussion of business combinations. Effective February 1, 2014, Post completed its acquisitions of Golden Boy Foods Ltd. and Dymatize Enterprises, LLC.

(7)
As used herein, “EBITDA” represents operating profit plus depreciation and amortization. We present EBITDA because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

We believe issuers of “high yield” securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA (which, as derived from operating profit, has not been reduced by interest expense or provision for taxes), is an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up. Depreciation and amortization are non-cash charges.
The indentures governing our senior notes use EBITDA (with additional adjustments similar to those discussed in footnote (8) below regarding our calculation of “Adjusted EBITDA”) to measure our compliance with covenants such as interest coverage and leverage. Our management also believes EBITDA is an acceptable indicator of our ability to incur and service debt and make capital expenditures. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business.
EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative benchmark measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.
The following table reconciles EBITDA to operating profit for the periods indicated:

	Year Ended September 30,			Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2011	2012	2013	2012	2013	2013
Operating profit (loss)	$(368.6)	$139.1	$107.8	$30.3	$25.2	$102.7
Depreciation and amortization	58.7	63.2	76.8	16.2	21.1	81.7
EBITDA	$(309.9)	$202.3	$184.6	$46.5	$46.3	$184.4

(8)
We present Adjusted EBITDA as a further supplemental measure of our performance and ability to service debt. We prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that are non-cash items, unusual items which we do not expect to recur or continue at the same level or other items which we do not believe to be reflective of our ongoing operating performance. We have also included in our preparation of Adjusted EBITDA an adjustment for additional costs we estimated we would have incurred if we would have been a stand-alone company during the periods prior to our separation from Ralcorp. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA, including the fact that we may calculate Adjusted EBITDA differently than other companies in our industry. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table reconciles EBITDA to Adjusted EBITDA for the periods indicated:

	Year Ended September 30,			Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2011	2012	2013	2012	2013	2013
EBITDA	$(309.9)	$202.3	$184.6	$46.5	$46.3	$184.4
Stock compensation(a)	1.1	4.5	10.5	2.5	3.4	11.4
Retention and severance costs(b)	—	0.9	—	—	—	—
Intangible asset impairment(c)	566.5	—	2.9	—	—	2.9
Impact of mark-to-market accounting for economic hedges(d)	7.1	0.3	0.9	0.7	(0.9)	(0.7)
Losses on hedge of purchase price of acquisitions(e)	—	—	—	—	1.3	1.3
Intercompany servicing fees(f)	(3.7)	(0.8)	—	—	—	—
Separation costs(g)	2.8	12.5	8.9	2.8	0.2	6.3
Inventory revaluation adjustment on acquired businesses(h)	—	—	1.4	—	—	1.4
Public company costs(i)	(15.0)	(5.1)	—	—	—	—
Restructuring and plant closure costs(j)	—	—	4.8	—	2.2	7.0
Acquisition related transaction costs(k)	—	—	2.7	—	3.4	6.1
Adjusted EBITDA	$248.9	$214.6	$216.7	$52.5	$55.9	$220.1
_______

(a)	Represents non-cash expenses related to stock-based compensation.

(b)
Represents non-recurring retention expense for certain Post employees to ensure continuity during the transition/integration of the Post business from Kraft into Ralcorp and for the separation of Post from Ralcorp. Also includes severance for job eliminations triggered by the spin-off from Ralcorp.

(c)
For the fiscal year ended September 30, 2011, represents a non-cash expense for the impairment of goodwill and certain trademark intangible assets. For the fiscal year ended September 30, 2013, represents a non-cash expense for the impairment of certain trademark intangible assets. For more information about these expenses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” and Notes 2 and 6 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements, each contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC and incorporated by reference in this offering circular.

(d)
Represents a non-cash expense for mark-to-market adjustments on economic hedges. For more information, see Note 12 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and Note 9 in “Notes to Condensed Consolidated Financial Statements (unaudited)” contained in Post’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, each as filed with the SEC and incorporated by reference in this offering circular.

(e)
On December 7, 2013, Post entered into a share purchase agreement to acquire Golden Boy Foods Ltd. for a purchase price of 320 million Canadian dollars. From that date through December 31, 2013, Post began to accumulate Canadian dollars in preparation for closing the transaction on February 1, 2014. In addition, Post entered into a financial instrument as an economic hedge against fluctuations in the foreign currency exchange rate of the Canadian dollar against the U.S. dollar. In aggregate, Post incurred a loss of $1.3 million during the quarter ended December 31, 2013 on the Canadian dollars accumulated and the economic hedge.

(f)	Represents intercompany servicing fees from an accounts receivable securitization program that did not continue after Post’s separation from Ralcorp.

(g)	Represents certain expenses incurred to effect the separation of Post from Ralcorp and to support Post’s transition into a separate stand-alone entity.

(h)	Represents the profit impact of inventory basis step-up related to business combinations.

(i)
Represents additional costs we estimate we would have incurred had we been a stand-alone company for the duration of the periods presented, consisting primarily of executive office costs, incremental costs to perform core corporate support functions, independent board of director fees and costs and external and internal audit costs. We estimated that these costs (excluding non-cash components) would have been approximately $15.0 million per year and have used $15.0 million in our calculation of Adjusted EBITDA for each applicable fiscal year shown in the table above.

(j)
Represents certain plant closure related expenses associated with the closing of the Modesto, California facility as part of a cost savings and capacity rationalization effort. The transfer of production capabilities and closure of the facility is expected to be completed by September 2014.

(k)	Represents acquisition related professional service fees associated with the signed and closed business combinations.

(9)
We present Pro Forma Adjusted EBITDA as a further supplemental measure of our performance and ability to service debt. We prepare Pro Forma Adjusted EBITDA by further adjusting Adjusted EBITDA to give effect to recent acquisitions as if those acquisitions had occurred on December 31, 2013 by adding, (i) with respect to the Dakota Growers Business, which was acquired effective January 1, 2014, the Adjusted EBITDA for the Dakota Growers Business based upon the audited financial statements for the fiscal year ended October 31, 2013 of Agricore United Holdings Inc., the sole shareholder of Dakota Growers and (ii) with respect to the other recently acquired businesses, management’s estimate of the Adjusted EBITDA for each such business (based on the financial statements that were prepared by their respective prior management), as follows:

•
Our acquisition of the Hearthside Business was completed on May 28, 2013. Our financial results for the 12 month period ended December 31, 2013 includes seven months of financial results related to this acquisition. The adjustments to Pro Forma Adjusted EBITDA for the 12 month period ended December 31, 2013 include management’s estimate of the pre-acquisition Adjusted EBITDA of the Hearthside Business for January 1, 2013 through May 27, 2013. Because the financial statements for the assets that comprised the Hearthside Business did not include an allocation of taxes or interest expense, Adjusted EBITDA for the Hearthside Business was calculated as net income plus depreciation and amortization, without further adjustment.

•
Our acquisition of the Premier Business was completed on September 1, 2013. Our financial results for the 12 month period ended December 31, 2013 includes four months of financial results related to this acquisition. The adjustments to Pro Forma Adjusted EBITDA for the 12 month period ended December 31, 2013 include management’s estimate of the pre-acquisition Adjusted EBITDA of the Premier Business for January 1, 2013 through August 31, 2013 and include adjustments to remove certain non-recurring compensation and transaction related costs.

•
Our acquisition of the Dymatize Business was completed effective February 1, 2014. The adjustments to Pro Forma Adjusted EBITDA for the 12 month period ended December 31, 2013 include management’s estimate of the pre-acquisition Adjusted EBITDA of the Dymatize Business for January 1, 2013 through December 31, 2013 and also include adjustments to remove non-recurring transaction and legal expenses and costs incurred by the Dymatize Business as a stand-alone company for its board of directors.

•
Our acquisition of the Golden Boy Business was completed effective February 1, 2014. The adjustments to Pro Forma Adjusted EBITDA for the 12 month period ended December 31, 2013 include management’s estimate of the pre-acquisition Adjusted EBITDA of the Golden Boy Business for January 1, 2013 through December 31, 2013 and also include adjustments to add back estimated lost profits from business interruption, remove non-recurring plant start-up costs and remove transaction costs.

The Adjusted EBITDA presented in this offering circular for the Hearthside, Premier, Dakota Growers, Dymatize and Golden Boy businesses are based on the financial statements for those businesses that were prepared by their respective prior management and do not include any contributions from synergies or cost savings management expects to achieve in the future. Except for Dakota Growers, these financial statements have not been audited or reviewed by independent auditors or any other accounting firm. Investors should be aware that Adjusted EBITDA for these acquired entities may not be entirely comparable to our measure of EBITDA or Adjusted EBITDA. Pro Forma Adjusted EBITDA has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information. Pro Forma Adjusted EBITDA and the related ratios are presented for information purposes only and do not purport to represent what our actual financial position or results or operations would have been if the acquisitions had been completed as of an earlier date or that may be achieved in the future. Pro Forma Adjusted EBITDA does not include any contribution from, or otherwise adjust for, our pending acquisition of the PowerBar and Musashi branded premium bars, powders and gel products business of Nestlé S.A
The following table reconciles Adjusted EBITDA to Pro Forma Adjusted EBITDA for the period indicated:

(in millions)	Twelve Months Ended December 31, 2013
Adjusted EBITDA	$220.1
Hearthside Business Adjusted EBITDA Adjustment(a)	7.3
Premier Business Adjusted EBITDA Adjustment(b)	13.8
Dakota Growers Business Adjusted EBITDA(c)	40.1
Dymatize Business Adjusted EBITDA(d)	30.2
Golden Boy Business Adjusted EBITDA(e)	34.4
Pro Forma Adjusted EBITDA	$345.9
 ________

(a)
Adjustment gives effect to the acquisition of the Hearthside Business, which was consummated on May 28, 2013, as if such acquisition had occurred on January 1, 2013, by including management’s estimate of the Adjusted EBITDA of the Hearthside Business for the period from January 1, 2013 through May 27, 2013. This estimate does not include any contributions from synergies or cost savings management expects to achieve in the future.

(b)
Adjustment gives effect to the acquisition of the Premier Business, which was consummated on September 1, 2013, as if such acquisition had occurred on January 1, 2013, by including management’s estimate of the Adjusted EBITDA of the Premier Business for the period from January 1, 2013 through August 31, 2013, including adjustments to remove certain non-recurring compensation and transaction related costs. This estimate does not include any contributions from synergies or cost savings management expects to achieve in the future.

(c)
Adjustment gives effect to the acquisition of the Dakota Growers Business, which was consummated effective January 1, 2014, as if such acquisition had occurred on January 1, 2013, by including the Adjusted EBITDA of the Dakota Growers Business for the fiscal year ended October 31, 2013 of Agricore United Holdings Inc., the sole shareholder of Dakota Growers. This measure does not include any contributions from synergies or cost savings management expects to achieve in the future.

(d)
Adjustment gives effect to the acquisition of the Dymatize Business, which was consummated effective February 1, 2014, as if such acquisition had occurred on January 1, 2013, by including management’s estimate of the Adjusted EBITDA of the Dymatize Business for the period from January 1, 2013 through December 31, 2013, including adjustments to remove non-recurring transaction and legal expenses and costs incurred by Dymatize as a stand-alone company for its board of directors.

(e)
Adjustment gives effect to the acquisition of the Golden Boy Business, which was consummated effective February 1, 2014, as if such acquisition had occurred on January 1, 2013, by including management’s estimate of the Adjusted EBITDA of the Golden Boy Business for the period from January 1, 2013 through December 31, 2013, including adjustments to add back estimated lost profits from business interruption, remove non-recurring plant start-up costs and remove transaction costs. This estimate does not include any contributions from synergies or cost savings management expects to achieve in the future. In the table above, US dollar Adjusted EBITDA of the Golden Boy Business was derived by dividing the Golden Boy Business Adjusted EBITDA denominated in Canadian dollars by the average weekly foreign exchange rate during the period of January 1, 2013 to December 31, 2013 of 1 US dollar to 1.0305 Canadian dollars.

Reconciliation of earnings before income taxes to Adjusted EBITDA for the Hearthside, Premier, Dakota Growers, Golden Boy and Dymatize Businesses is set forth below under “Additional Reconciliations of Non-GAAP Measures.”

(10)
Net Debt (as adjusted) is defined as (a) the aggregate principal amount of our long term debt of $2,150.0 million less (b) cash and cash equivalents of $695.0 million, in each case after giving effect to the offering of the new notes hereby and estimated gross proceeds of $237.8 million from the concurrent offering of shares of our common stock (based upon the sale of 4 million shares at an assumed price of $59.44, which was the closing price of our common stock on the NYSE on March 7, 2014), as if each had occurred on December 31, 2013 and, in the case of cash and cash equivalents, also giving effect to an estimated $4.4 million of financing expenses for this offering and an estimated $10.0 million of financing expenses for the concurrent offering of shares of our common stock, $19.4 million of net proceeds for the issuance of 200,000 additional shares of Series C convertible preferred stock and the CAD $321.1 million (approximately US $300.2 million) and $392.5 million, respectively, paid to purchase the Golden Boy and Dymatize Businesses as if these transactions had closed on December 31, 2013. Net Debt does not give pro forma effect to, or include any adjustment for, our pending acquisition of the PowerBar and Musashi branded premium bars, powders and gel products business of Nestlé S.A.

(11)
Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA represents the ratio of our Net Debt (as adjusted) as of December 31, 2013 (calculated as described above in footnote (10)) to our Pro Forma Adjusted EBITDA for the twelve months ended December 31, 2013 (calculated as described in footnote (9)). Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA does not give pro forma effect to, or include any adjustment for, our pending acquisition of the PowerBar and Musashi branded premium bars, powders and gel products business of Nestlé S.A.

(12)	Includes unamortized premium of $32.9 million at December 31, 2013 and $33.6 million at September 30, 2013.

Additional Reconciliations of Non-GAAP Measures
RECONCILIATION OF EARNINGS BEFORE INCOME TAXES TO ADJUSTED EBITDA
FOR THE HEARTHSIDE BUSINESS
(in millions)

January 1, 2013 to May 27, 2013
Earnings before income taxes	$5.5
Depreciation and amortization	1.8
Adjusted EBITDA	$7.3
RECONCILIATION OF EARNINGS BEFORE INCOME TAXES TO ADJUSTED EBITDA
FOR PREMIER
(in millions)

January 1, 2013 to August 31, 2013
Earnings before income taxes	$(0.6)
Depreciation and amortization	5.2
Interest expense, net	2.0
Transaction expenses	6.1
Stock compensation	1.3
Other, net	(0.2)
Adjusted EBITDA	$13.8
RECONCILIATION OF EARNINGS BEFORE INCOME TAXES TO ADJUSTED EBITDA
FOR DAKOTA GROWERS
(in millions)

Twelve Months Ended October 31, 2013
Earnings before income taxes	$24.3
Depreciation and amortization	10.5
Interest expense	5.7
Loss on disposition of property	3.5
Commodity hedging gains	(3.9)
Adjusted EBITDA	$40.1
RECONCILIATION OF EARNINGS BEFORE INCOME TAXES TO ADJUSTED EBITDA
FOR DYMATIZE
(in millions)

Twelve Months Ended December 31, 2013
Earnings before income taxes	$10.0
Depreciation and amortization	10.4
Interest expense, net	8.3
Board of directors costs	0.3
Transaction and legal expenses	1.2
Adjusted EBITDA	$30.2

RECONCILIATION OF EARNINGS BEFORE INCOME TAXES TO ADJUSTED EBITDA
FOR GOLDEN BOY
(in CAD millions)

Twelve Months Ended December 31, 2013
Earnings before income taxes	$24.1
Depreciation and amortization	6.9
Interest expense, net	3.1
Lost profits from business interruption	0.6
Plant start-up costs	0.3
Transaction costs	0.5
Adjusted EBITDA	$35.5

Adjusted EBITDA in US dollars (CAD converted to USD using the average weekly foreign exchange rate for the period of January 1, 2013 to December 31, 2013 of 1 US dollar to 1.0305 Canadian dollars)	$34.4

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2013:

•	on an actual basis; and

•	on an as adjusted basis to give effect to:
(i) the issuance of the new notes and our receipt of the estimated net proceeds of this offering as described in “Use of Proceeds”; and
(ii) the sale, concurrent with this offering, of $237.8 million of our common stock, after deducting estimated discounts and commissions and estimated offering expenses and excluding any shares that may be issued if the underwriters exercise their option to purchase additional shares of common stock, at an assumed price of $59.44 per share (which was the closing price of our common stock on the NYSE on March 7, 2014) and, in each case, the other items or events described in the footnotes in the table below.
The information below is not necessarily indicative of our future cash and cash equivalents and capitalization. You should read the information in this table together with “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, each of which is filed with the SEC and incorporated by reference in this offering circular.

	As of December 31 , 2013
		As Adjusted(1)(2)
(in millions)	Historical	For New Note Offering Only		For New Note Offering and Common Stock Offering
Cash and cash equivalents	$884.9	$467.2	(3)	$695.0	(4)
Debt, including current and long-term:
Senior notes due 2022	$1,407.9	$1,407.9		$1,407.9
Senior notes due 2021	525.0	785.0	(5)	785.0	(5)
Total debt	1,932.9	2,192.9		2,192.9

Shareholders’ Equity:
Preferred stock, par value $.01 per share; 50,000,000 shares authorized:
Series B—$100 liquidation value; 2,415,000 shares issued and outstanding and Series C—$100 liquidation value; 3,000,000 shares issued and outstanding	0.1	0.1		0.1
Common stock, par value $.01 per share; 300,000,000 shares authorized; 32,688,799 shares outstanding	0.3	0.3		0.4
Additional paid-in capital(6)	1,811.2	1,830.6		2,058.3
Retained earnings	42.9	42.9		42.9
Accumulated other comprehensive loss	(15.4)	(15.4)		(15.4)
Treasury stock	(53.4)	(53.4)		(53.4)
Total stockholders’ equity	1,785.7	1,805.1		2,032.9
Total capitalization	$3,718.6	$3,998.0		$4,225.8
________

(1)
The as adjusted balances give effect to the $19.4 million net proceeds of our issuance on January 14, 2014 of an additional 200,000 shares of our Series C preferred stock upon exercise by the initial purchasers in our December 2013 private offering of the Series C preferred stock of their option to purchase additional shares.

(2)
The as adjusted balances give effect to the acquisitions of Golden Boy, for which we used approximately CAD$321.1 million of cash and cash equivalents (approximately US $300.2 million using the CAD to USD exchange rate on December 31, 2013), and Dymatize, for which we used approximately $392.5 million of cash and cash equivalents. The as adjusted balances do not give effect to our pending acquisition of the PowerBar and Musashi brands from Nestlé S.A. for which we expect to use $150.0 million of cash and cash equivalents.

(3)
The as adjusted balance for the offering of the new notes includes, in addition to the historical balance, the Series C preferred stock net proceeds discussed in footnote (1) and reductions for the acquisitions of Golden Boy and Dymatize discussed in footnote (2), the gross proceeds of $260.0 million from this offering, including an estimated $10.0 million premium and reduced by an estimated $4.4 million of fees and expenses for this offering.

(4)
The as adjusted balance for the offering of the new notes and the proposed common stock offering includes, in addition to the historical balance and the Series C preferred stock net proceeds discussed in footnote (1) and reductions for the acquisitions of Golden Boy and Dymatize discussed in footnote (2), the following: gross proceeds of $260.0 million from this offering of the new notes, including an estimated $10.0 million premium and reduced by an estimated $4.4 million of fees and expenses of this offering, plus estimated gross proceeds of $237.8 million from the concurrent offering of common stock, reduced by an estimated $10.0 million of fees and expenses of such offering.

(5)	The as adjusted balance gives effect to estimated gross proceeds of $260.0 million from this offering, including an estimated $10.0 million premium.

(6)
As adjusted additional paid in capital assumes the Series C preferred stock net proceeds discussed in footnote (1) and gross proceeds of $237.8 million from the issuance of approximately 4.0 million shares of common stock at an assumed price of $59.44 per share (which was the closing price of our common stock on the NYSE on March 7, 2014), less par value and estimated fees and expenses for the offering of common stock of $10.0 million.